RESIGNATION OF DIRECTOR
                             -----------------------


TO:    THE BOARD OF DIRECTORS OF
       BRANSON JEWELRY (USA), INC.


     I, PAMELA STAREK, hereby tender my resignation from the position of Director of and from all offices held by me with BRANSON JEWELRY (USA), INC., effective immediately.


     DATED at the City of Vancouver, in the Province of British Columbia, this ____24th_ day of __June___, 2003.





/s/ Mauro Baessato                                    /s/ Pamela Starek
---------------------------                    --------------------------------
WITNESS:                                                PAMELA STAREK